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                                                            Exhibit 10(iii)A(61)


                              EMPLOYMENT AGREEMENT



      This Employment Agreement entered into as of the 27th day of November, 2001, by and between NATIONAL SERVICE INDUSTRIES, INC., a Delaware corporation (the "Company"), and Brock A. Hattox, an individual resident of the State of Georgia (the "Executive"), the terms and conditions of which are as follows:

SECTION 1.  TERM OF EMPLOYMENT

      (a) The Company shall employ Executive as Chairman, President and Chief Executive Officer during the term of his employment, subject to the terms and conditions set forth in this Employment Agreement, and Executive hereby accepts such employment. Executive shall perform the responsibilities of a Chairman, President and Chief Executive Officer and such additional executive duties and responsibilities commensurate with his position, as shall be assigned to him in accordance with the terms of this Agreement.

      (b) The Company and Executive acknowledge that it is currently the intention of the Company to spin-off ACUITY BRANDS, INC., a Delaware corporation ("Acuity") and a wholly-owned subsidiary of the Company, by means of a distribution of all of Acuity's issued and outstanding common stock in a tax-free dividend to the Company's stockholders (the "Spin-off"). Such date as the Spin-off is effective shall be termed the "Effective Date."

      (c) Subject to the terms and conditions set forth in this Employment Agreement, the Company agrees to employ Executive and Executive agrees to be employed by the Company for an initial term ("Initial Term") of three years, commencing on the Effective Date, and ending on the third anniversary of the Effective Date; provided, however, the Initial Term automatically shall extend for one additional year on the first anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, unless the Company or Executive notifies the other pursuant to Section 6(a) that no such extension will be effected at least ninety (90) days before the first anniversary date or any subsequent anniversary date. The Initial Term described in this Section 1 and any extensions of such Initial Term, shall be referred to in this Employment Agreement as the "Term".

SECTION 2.  POSITION AND DUTIES AND RESPONSIBILITIES

      (a) Position. Executive shall be the Chairman, President and Chief Executive Officer of the Company.

      (b) Duties and Responsibilities. Executive's duties and responsibilities shall be those normally associated with Executive's position as a Chairman, President and Chief Executive Officer plus any additional duties and responsibilities that the Company's Board of Directors from time to time may assign orally or in writing to Executive. Executive shall report to the Company's Board of Directors and shall have such powers as may be delegated to him by such Board. Executive shall undertake to perform all Executive's duties and responsibilities for the
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Company in good faith and on a full-time basis and shall at all times act in the course of Executive's employment under this Employment Agreement in the best interest of the Company.

SECTION 3.  COMPENSATION AND BENEFITS

      (a) Base Salary. Executive's initial base salary shall be Six Hundred Thousand Dollars ($600,000) per year (the "Base Salary"), which Base Salary shall be payable in accordance with the Company's standard payroll practices and policies for executive officers and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies. The Base Salary shall be subject to periodic adjustments as determined by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee").

      (b) Conversion of NSI Options. The Executive currently has 353,813 options to acquire shares of Common Stock of the Company. Of these options, 122,313 were granted in lieu of aspiration award payments of $988,934.31 and 231,500 were granted under the Company's option plans. As soon as practicable after execution of this Agreement and before the Effective Date, the Company will pay the Executive $988,934.31 in cash (subject to applicable withholding taxes) upon the surrender of the 122,313 options. With respect to the remaining 231,500 options, these options will be addressed in connection with the Spin-Off and Executive will be treated in a manner consistent with other executive officers of the Company.

      (c) Annual Bonus and Other Incentive Compensation. Executive during the Term shall be eligible to receive an annual bonus of 60% of Base Salary based upon achieving targeted financial objectives, provided the Executive may, in accordance with the annual bonus plan established by the Compensation Committee, receive a greater or lesser annual bonus if such targeted financial objectives are exceeded or only partially met. Executive shall also be eligible to participate in such other annual bonus and incentive compensation programs as the Compensation Committee shall make available to executive officers.

      (d) Employee Benefit Plans. Executive shall be eligible to participate in the employee benefit plans, programs and policies (including any executive life insurance program) maintained by the Company that cover executive officers in accordance with the terms and conditions of such plans, programs and policies as in effect from time to time.

      (e) Stock Option and Stock Grants. On and after the Effective Date, Executive will be eligible to receive annual grants of stock options, restricted stock and other long-term incentive awards equal in value to 260% of his Base Salary. The nature and structure of such grants shall be determined by the Board of Directors.

      (f) Vacation. Executive shall be entitled to four weeks of vacation (or such larger amount as Executive may be entitled to under Company policy) during each successive one year period in the Term, which vacation time shall be taken at such time or times in each such one year period so as not to materially and adversely interfere with the business of the Company.


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Executive shall have the right to carryover unused vacation from any such one year period to any other such one year period, in accordance with Company policy for executives.

      (g) Business Expenses. Executive shall have a right to be promptly reimbursed for Executive's reasonable and appropriate business expenses which Executive actually incurs in connection with the performance of Executive's duties and responsibilities under this Employment Agreement in accordance with the Company's expense reimbursement policies and procedures for its senior executive officers.

      (h) Directors' and Officers' Insurance. Effective as of the Effective Date, the Company shall take all reasonable steps to ensure that Executive has been provided coverage under directors' and officers' liability insurance, the terms of which insurance shall be substantially similar to the terms contained in such directors' and officers' liability insurance which is in place for the Company's directors and executive officers on the Effective Date.

      (i) SERP. Upon his employment in September 1996, Executive became an eligible executive under the Supplemental Retirement Plan for Executives of National Service Industries, Inc. (the "SERP") and certain special provisions for Executive's SERP benefit are set forth in Appendix E of the SERP. Appendix E to the SERP has previously been amended to provide that, upon termination on or after age 55, Executive will be (1) credited with five additional years of service, thereby becoming eligible for Early Retirement upon attainment of age 55 and increasing his benefit (e.g., 12/20 of the full benefit rather than 7/20) and (2) treated as being five years older so that if he commenced benefits at age 55, he would be treated as commencing at age 60, with five years of reduction for early commencement rather than ten. As of the Effective Date, Appendix E shall be further amended to provide that Executive will be allowed to make an election at retirement to be paid his benefit in an immediate lump sum payment calculated by discounting the future payment stream at an interest rate equal to the lesser of the GATT interest rate or the PBGC immediate annuity rate with an assumed life span to age 85, or in annual installments over a period of up to five years, or in accordance with the usual SERP payout rules.

      (j) Pension Plan. Executive will continue to participate in a pension plan of the Company.

      (k) Severance Protection Agreement. Executive will continue to be covered by a Severance Protection Agreement comparable to the agreement in effect on the Effective Date, amended to the extent necessary to reflect the terms of this Agreement.

SECTION 4.  TERMINATION OF EMPLOYMENT

      (a) Termination By The Company Other Than For Cause Or Disability Or By Executive For Good Reason.

            (1) The Company shall have the right to terminate Executive's employment at any time, and Executive shall have the right to resign at any time. However, a proper notice under Section 1 that no extension of Executive's Term will be effected shall not constitute a termination of Executive's employment by the Company or a resignation by


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      Executive. If either the Company or Executive elects to give such notice, the Company's only obligation to Executive under this Employment Agreement after the expiration of the Term shall be to pay Executive's earned but unpaid Base Salary until the date the Term expired and any earned, but unpaid bonus.

            (2) If the Company terminates Executive's employment other than for Cause, death or Disability or if Executive resigns for Good Reason, the Company shall (in lieu of any other severance benefits under any of the Company's employee benefit plans, programs or policies except for his rights under the Severance Protection Agreement as provided in (4) below) pay or provide to Executive the following:

                  (i) Executive will continue to receive his Base Salary as then in effect for the remaining Term of this Agreement or if his termination occurs after the first anniversary of the Effective Date, for a period of twenty-four (24) months (such period is hereinafter referred to as the "Severance Period"), payable in the same manner as it was being paid on his date of termination;

                  (ii) Executive will be paid monthly an amount equal to $30,000 (his target bonus of $360,000 divided by 12), subject to withholding of applicable taxes, for the Severance Period;

                  (iii) Executive will continue to receive the healthcare and life insurance coverages in effect on his date of termination for the Severance Period just as if he had remained an active employee, subject to Executive paying the customary employee portion of such coverages, provided that if the Company cannot continue to cover Executive under its plans, the Company will separately provide Executive with comparable coverages or pay Executive in a lump sum the costs of such coverages; and

                  (iv) If Executive's employment is terminated prior to his attaining age 55, he will be treated for all purposes under the SERP as if he had continued to remain actively employed until he reached age 55.

            (3) If the Company terminates Executive's employment other than for Cause, death or Disability or if Executive resigns for Good Reason, Executive shall become immediately fully vested in (i) all restricted stock previously granted to Executive, including any restricted shares of Common Stock granted pursuant to Section 3 (e), and (ii) all stock options previously granted to Executive, in which event all such options shall be fully exercisable by Executive and shall remain exercisable for 12 months after Executive's date of termination (unless the option provides for a longer exercise period).

            (4) If Executive's employment is terminated under circumstances qualifying Executive for compensation and benefits under this Section 4(a) and he also qualifies for compensation and benefits under the Severance Protection Agreement, Executive shall be entitled to receive whichever compensation and benefits are greater and there shall be no duplication of compensation or benefits.


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      (b)   Termination By the Company For Cause or By Executive Other Than
For Good Reason.

            (1) The Company shall have the right to terminate Executive's employment at any time for Cause, and Executive shall have the right to resign at any time other than for Good Reason.

            (2) If the Company terminates Executive's employment for Cause or Executive resigns other than for Good Reason, the Company's only obligation to Executive under this Employment Agreement shall be to pay Executive's earned but unpaid Base Salary then in effect under Section 3(a), if any, up to the date Executive's employment terminates. If Executive is terminated for Cause, further vesting of Executive's stock options, shall cease. Furthermore, if terminated for Cause, further vesting of Executive's restricted stock grants shall cease and Executive shall forfeit all further vesting of any restricted stock grants.

      (c) Cause. The term "Cause" as used in this Employment Agreement means,

            (1) Executive has engaged in conduct which in the reasonable judgment of the Company's Board of Directors constitutes gross negligence, gross misconduct or gross neglect in the performance of Executive's duties and responsibilities under this Employment Agreement, including conduct resulting or intending to result directly or indirectly in gain or personal enrichment for Executive at the Company's expense; or

            (2) Executive has been convicted of a felony or of any crime involving fraud, embezzlement or theft.

      With respect to clause (1) above, Executive shall not be deemed to have been terminated for "Cause" until there shall have been delivered to him written notice, not less than 30 days prior to the proposed termination date, specifying the basis for such termination.

      (d)   Good Reason.  The term "Good Reason" means,

            (1)   Any material reduction in Executive's Base Salary;

            (2) A material reduction in Executive's job functions, duties or responsibilities, or a similar change in Executive's reporting relationships;

            (3) The failure by the Company to continue in effect any material compensation plan in which Executive participates on the Effective Date (unless such plan is replaced by a comparable plan) or to continue to provide Executive with benefits substantially comparable to those in effect on the Effective Date;

            (4) The relocation of the Company's principal executive offices to a location more than fifty (50) miles from Atlanta, Georgia, unless the Executive consents to such relocation; or


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            (5)   Any material breach of any of the terms of this Employment
      Agreement by the Company.

      (e)   Termination for Disability or Death.

            (1) The Company shall have the right to terminate Executive's employment on or after the date Executive has a Disability, and Executive's employment shall terminate at Executive's death.

            (2) If Executive's employment terminates under this Section 4(e), the Company's only obligation under this Employment Agreement shall be to pay Executive or, if Executive dies, Executive's estate, any earned but unpaid Base Salary then in effect under Section 3(a) through the date Executive's employment terminates, provided that Executive shall have such rights under the Company's benefit plans as are provided in such plans.

      The term "Disability" as used in this Employment Agreement shall have the same meaning as under the Company's long-term disability plan and if no such plan is in effect, then Disability shall mean the suffering by Executive for at least a 180 consecutive day period of a physical or mental condition resulting from bodily injury, disease, or mental disorder which renders Executive incapable of continuing even with reasonable accommodation to perform the essential functions of Executive's job. The Company's Board of Directors shall determine whether Executive has a Disability. If Executive disputes such determination, the issue shall be submitted to a panel consisting of three physicians who specialize in the physical or mental condition from which Executive suffers, one appointed and paid by the Company, one appointed and paid by Executive and the third appointed by these two physicians and paid one-half by the Company and one-half by Executive. The determination as to whether Executive has a Disability shall be made by such panel and shall be binding on the Company and on Executive.

      (f) Benefits at Termination of Employment. Upon Executive's termination of employment, Executive shall have the right to receive any benefits payable under the Company's employee benefit plans, programs and policies which Executive otherwise has a nonforfeitable right to receive under the terms of such plans, programs and policies (other than severance benefits) independent of Executive's rights under this Employment Agreement, without regard to the reason for such termination of employment.


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SECTION 5.  COVENANTS BY EXECUTIVE

      (a)   The Company's Property.

            (1) Upon the termination of Executive's employment for any reason or, if earlier, upon the Company's request, Executive shall promptly return all "Property" which had been entrusted or made available to Executive by the Company.

            (2) The term "Property" means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive's employment by the Company and, if applicable, any of its affiliates (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Executive individually or, with others during Executive's employment which relate to the Company business, products or services.

      (b)   Trade Secrets.

            (1) Executive agrees that Executive will hold in a fiduciary capacity for the benefit of the Company, and any of its affiliates, and will not directly or indirectly use or disclose, any "Trade Secret" that Executive may have acquired during the term of Executive's employment by the Company or any of its affiliates for so long as such information remains a Trade Secret.

            (2) The term "Trade Secret" means information, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that (a) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (b) is the subject of reasonable efforts by the Company and any of its affiliates to maintain its secrecy.

            (3) This Section 5(b) and Section 5(c) are intended to provide rights to the Company which are in addition to, not in lieu of, those rights the Company has under the common law or applicable statutes for the protection of trade secrets.

      (c)   Confidential Information.

            (1) Executive, while employed under this Employment Agreement and thereafter during the "Restricted Period", shall hold in a fiduciary capacity for the benefit of the Company and any of its affiliates, and shall not directly or indirectly use or disclose, any "Confidential Information" that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to


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      have access to such information) during the term of, and in the course of, or as a result of Executive's employment by the Company or any of its affiliates.

            (2) The term "Confidential Information" means any secret, confidential or proprietary information possessed by the Company or any of its affiliates relating to their businesses, including, without limitation, trade secrets, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, legal advice and communications with the Company's counsel, product development techniques or flaws, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans (not otherwise included in the definition of a Trade Secret under this Employment Agreement) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company or any of its affiliates. Confidential Information may include, but not be limited to, future business plans, licensing strategies, advertising campaigns, information regarding customers, executives and independent contractors and the terms and conditions of this Employment Agreement.

      (d) Restricted Period. The term "Restricted Period" as used in the Employment Agreement shall mean the two-year period which starts on the date Executive's employment terminates with the Company without regard to whether such termination comes before or after the end of the Term.

      (e)   Nonsolicitation of Customers or Employees.

            (1) Executive (i) while employed under this Employment Agreement shall not, on Executive's own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise (other than the Company or one of its affiliates), solicit Competing Business of customers of the Company or any of its affiliates and (ii) during the Restricted Period shall not, on Executive's own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, solicit Competing Business of customers of the Company or any of its affiliates with whom Executive within the twenty-four month period immediately preceding the beginning of the Restricted Period had or made contact with in the course of Executive's employment by the Company.

            (2) Executive (i) while employed under this Employment Agreement shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of the Company or any of its affiliates to terminate his or her employment with the Company or any of its affiliates and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer,


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      employee or independent contractor would commit a breach of contract by terminating his employment), and (ii) during the Restricted Period, shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of the Company or any of its affiliates with whom Executive had contact, knowledge of, or association in the course of Executive's employment with the Company or any of its affiliates as the case may be, during the twelve month period immediately preceding the beginning of the Restricted Period, to terminate his employment with the Company or any of its affiliates and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminating his employment).

            (3) The term "Competing Business" as used in this Employment Agreement means (i) the business of selling, renting, leasing or otherwise distributing, directly or indirectly, textiles, including, without limitation, napkins, table and bed linens, bath towels, pillow cases, bar towels, scrubs and surgical drapery, mats, mops, and restroom supplies and
      (ii) the business of manufacturing, producing and distributing, directly or indirectly, envelopes, including, without limitation, custom business and courier envelopes, as well as specialty filing products.

      (f) Noncompetition Obligation. Executive, while employed under this Employment Agreement and thereafter during the Restricted Period and within the United States of America and her territories and commonwealths, shall not organize or form any other business that will conduct Competing Business and shall not engage in the executive management of, or provide consulting concerning the executive management of, Competing Business on behalf of any business other than the Company or its affiliates. Executive acknowledges and agrees that the geographic areas identified in this Section 5(f) are areas in which Executive performs services for the Company by being actively engaged as a member of the Company's executive management team in the Company's operations in these areas.

      (g) Reasonable and Continuing Obligations. Executive agrees that Executive's obligations under this Section 5 are obligations which will continue beyond the date Executive's employment terminates and that such obligations are reasonable and necessary to protect the Company's legitimate business interests. The Company in addition shall have the right to take such other action as the Company deems necessary or appropriate to compel compliance with the provisions of this Section 5.

      (h) Remedy for Breach. Executive agrees that the remedies at law of the Company for any actual or threatened breach by Executive of the covenants in this Section 5 would be inadequate and that the Company shall be entitled to specific performance of the covenants in this Section 5, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 5, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this Section 5 shall be construed as agreements independent of any other provision of this or any other agreement between the Company and Executive, and that the


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existence of any claim or cause of action by Executive against the Company, whether predicated upon this Employment Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.

SECTION 6.  MISCELLANEOUS

      (a) Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to National Service Industries, Inc., 1420 Peachtree Street, N.E., Atlanta, Georgia, 30309, Attention: Corporate Secretary. Notices and communications to Executive shall be sent to the address Executive most recently provided to the Company.

      (b) No Waiver. Except for the notice described in Section 6(a), no failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Employment Agreement shall be deemed a waiver of any provisions or conditions of this Employment Agreement.

      (c) Delaware Law. This Employment Agreement shall be governed by Delaware law without reference to the choice of law principles thereof.

      (d) Assignment. This Employment Agreement shall be binding upon and inure to the benefit of the Company and any successor to all or substantially all of the business or assets of the Company, other than Acuity. The Company may assign this Employment Agreement to any affiliate or successor, and no such assignment shall be treated as a termination of Executive's employment under this Employment Agreement. Executive's rights and obligations under this Employment Agreement are personal and shall not be assigned or transferred.

      (e) Other Agreements. This Employment Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive's employment relationship with the Company, and this Employment Agreement constitutes the entire agreement between the Company and Executive with respect to such terms and conditions, except for rights under other agreements referred to in this Agreement.

      (f) Amendment. No amendment to this Employment Agreement shall be effective unless it is in writing and signed by the Company and by Executive.

      (g) Invalidity. If any part of this Employment Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Employment Agreement.

      (h) Attorney's Fees. In the event Executive incurs legal fees and expenses in seeking to enforce any rights to compensation and benefits under this Agreement and is successful, in whole or in part, in obtaining or enforcing any material rights to compensation or benefits through negotiation, settlement, litigation, arbitration or otherwise, the Company shall promptly


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pay Executive's reasonable legal fees and expenses incurred in enforcing
Executive's rights under this Agreement.

      IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement as of the date first above written to be effective on the Effective Date.

NATIONAL SERVICE INDUSTRIES, INC.           EXECUTIVE



By: /s/ James S. Balloun                    /s/ Brock A. Hattox
   ------------------------------------     -----------------------------------
   Name: James S. Balloun                   Brock A. Hattox
   Title: Chairman, President and
          Chief Executive Officer


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